UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2017

West Marine, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

500 Westridge Drive
Watsonville, California 95076
(Address of Principal Executive Offices, Including Zip Code)

(831) 728-2700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On June 29, 2017, West Marine, Inc., a Delaware corporation (“West Marine”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Rising Tide Parent Inc., a Delaware corporation (“Parent”), an affiliate of Monomoy Capital Partners a New York-based private equity fund (“Monomoy”), and Rising Tide Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into West Marine (the “Merger”), with West Marine continuing as the surviving company in the Merger.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.001 per share, of West Marine (the “Shares”) issued and outstanding immediately prior to the effective time of the Merger (other than Shares held in the treasury of West Marine and all Shares owned of record by Parent, or any of their respective direct or indirect wholly-owned subsidiaries, and Shares owned by a person who is entitled to appraisal rights under the Delaware General Corporation Law (the “DGCL”) and has complied with all the provisions of the DGCL concerning the right of holders of such Shares to require appraisal of such Shares) will be automatically converted into the right to receive $12.97 in cash, without interest (the “Merger Consideration”), and all such Shares shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

The Merger Agreement contains customary representations and warranties of West Marine and Parent. Additionally, the Merger Agreement provides for customary pre-closing covenants of West Marine, including covenants relating to conducting its operations in all material respects in the ordinary course of business substantially consistent with past practice and refraining from taking certain actions without Parent’s consent, covenants not to solicit proposals relating to alternative transactions or, subject to certain exceptions, enter into discussions concerning or provide information in connection with alternative transactions and covenants requiring West Marine’s board of directors or a committee thereof (the “Board”), subject to certain exceptions, to recommend that West Marine’s stockholders approve the Merger Agreement.

Prior to the approval of the Merger Agreement by West Marine’s stockholders, the Board may change its recommendation that West Marine’s stockholders approve the Merger Agreement  if the Board receives a superior proposal or if there is an intervening event, but only if certain conditions are satisfied with respect thereto and West Marine complies with its obligations in respect thereof.

Parent and West Marine have agreed to use their respective reasonable best efforts, subject to certain exceptions, to, among other things, consummate the transactions contemplated by the Merger Agreement as promptly as reasonably practicable and obtain any required regulatory approvals.

Consummation of the Merger is subject to various conditions, including, among others, customary conditions relating to the approval of the Merger Agreement by the requisite vote of West Marine’s stockholders, and expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The obligation of each party to consummate the Merger is also conditioned on the other party's representations and warranties being true and correct (subject to certain materiality or de minimis exceptions) and the other party having performed in all material respects its obligations under the Merger Agreement. The transaction is not conditioned on Parent’s receipt of financing, however if Parent is not able to secure financing and the agreement is terminated as a result, Parent would be obligated to pay West Marine a termination fee of $17,000,000.

The Merger Agreement also provides for certain mutual termination rights of West Marine and Parent, including the right of either party to terminate the Merger Agreement if the Merger is not consummated on or before six months from the date of the Merger Agreement. Upon termination of the Merger Agreement under certain circumstances, West Marine would be obligated to pay Parent a termination fee of $11,000,000. Upon termination of the Merger Agreement under certain circumstances, Parent would be obligated to pay West Marine a termination fee of $17,000,000.

Concurrently with the entry into the Merger Agreement, the holders of approximately 20% of the outstanding shares of West Marine common stock, entered into a voting agreement in favor of Parent pursuant to which they agreed, among other things, to vote their shares of West Marine common stock in favor of the adoption of the Merger Agreement and against any competing proposal. The voting agreement terminates upon the valid termination of the Merger Agreement in accordance with its terms, including if West Marine were to terminate the Merger Agreement in order to accept an unsolicited superior acquisition proposal.

The foregoing description of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

Important Statement regarding the Merger Agreement. The Merger Agreement has been included to provide investors with information regarding terms of the Merger. It is not intended to provide any other factual information about West Marine, Parent, or their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations, qualifications or other particulars agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts or made for other purposes, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in West Marine’s public disclosures.

Item 8.01	Other Events.

On June 29, 2017, West Marine and Parent issued a joint press release announcing that they have entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Forward-Looking Statements

This communication includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, statements about future financial and operating results; benefits of the transaction to customers, stockholders and associates; the financing of the transaction and other statements regarding the proposed transaction. West Marine’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to:

•	failure of West Marine’s stockholders to adopt the merger agreement or that the companies will otherwise be unable to consummate the merger on the terms set forth in the merger agreement;
•	the risk that required governmental approvals of the merger will not be obtained;
•	litigation in respect of either company or the merger; and
•	disruption from the merger making it more difficult to maintain certain important relationships.

The forward-looking statements contained in this Current Report on Form 8-K are also subject to other risks and uncertainties, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Form 10-K”) and quarterly report on Form 10-Q for the fiscal quarter ended April 1, 2017, as well as the discussion of critical accounting policies in the 2016 Form 10-K. The forward-looking statements in this Current Report on Form 8-K are based on information available to West Marine as of the date hereof, and except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Important Additional For Investors and Stockholders

This communication is being made in respect of the proposed merger transaction involving Monomoy and West Marine. This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed merger will be submitted to the stockholders of West Marine for their consideration. In connection therewith, West Marine intends to file relevant materials with the SEC, including a definitive proxy statement. However, such documents are not currently available. The definitive proxy statement will be mailed to the stockholders of West Marine. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about Monomoy and West Marine, once such documents are filed with the SEC, at the SEC’s Internet site at www.sec.gov. Copies of the documents filed with the SEC by West Marine will be available free of charge on West Marine’s website at www.westmarine.com under the heading “Investor Relations.” Stockholders of West Marine may also obtain a free copy of the definitive proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement by contacting our Secretary at 500 Westridge Drive, Watsonville, California 95076, Phone: 831-728-2700.

West Marine and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies of West Marine’s stockholders in connection with the proposed transaction. Information about the directors and executive officers of West Marine is set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 28, 2017, and its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on April 21, 2017 and in subsequent documents filed with the SEC, each of which can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation of the stockholders of West Marine and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the preliminary and definitive proxy statements and other relevant materials to be filed with the SEC when they become available.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits:

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated June 29, 2017, by and among Rising Tide Parent Inc., Rising Ride Merger Sub Inc. and West Marine, Inc.
4.1	Form of Voting and Support Agreement.
99.1	Press Release, dated June 29, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: June 29, 2017	By:	/s/ Pamela J. Fields
Pamela J. Fields, Secretary

Exhibit Index

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated June 29, 2017, by and among Rising Tide Parent Inc., Rising Ride Merger Sub Inc. and West Marine, Inc.
4.1	Form of Voting and Support Agreement.
99.1	Press Release, dated June 29, 2017